Exhibit 99.1

NEWS RELEASE

FORWARD AIR CORPORATION REPORTS
FOURTH QUARTER AND FISCAL 2006 RESULTS

Forward Air Reports Record Quarterly Revenue and Operating Income

Forward Air Announces Appointment of Bruce A. Campbell as Chairman of the Board
and Richard W. Hanselman as Lead Director Effective at the 2007 Annual Meeting

GREENEVILLE, Tenn.—(BUSINESS WIRE)—February 12, 2007—Forward Air Corporation (NASDAQ:FWRD) today reported record results for the fourth quarter and fiscal year ended December 31, 2006. This is the eighteenth consecutive quarter that the Company has improved its year-over-year quarterly operating revenue and income from operations. Additionally, the Company posted the highest quarterly operating revenue in its history.

Operating revenue for the quarter ended December 31, 2006 increased 4.6% to a record $93.2 million from $89.1 million for the same quarter in 2005. Income from operations was $18.9 million, compared with $18.6 million in the prior-year quarter, an increase of 1.6%. As a percent of operating revenue, income from operations declined to 20.3% from 20.9% for the same quarter last year. Net income for the quarter ended December 31, 2006 was $12.2 million, which was consistent with $12.2 million in the prior-year quarter. Income per diluted share from operations for the fourth quarter of 2006 was $0.40 compared with $0.38 in the prior-year quarter, an increase of 5.3%.

Operating revenue for the year ended December 31, 2006 increased 9.9% to $352.8 million from $320.9 million for the same period in 2005. Income from operations was $75.4 million, compared with $67.4 million in the prior year, an increase of 11.9%. As a percent of operating revenue, income from operations increased to 21.4% from 21.0% in 2005. Net income during the year increased 8.9% to $48.9 million from $44.9 million in the prior year. Income per diluted share from operations for 2006 was $1.55 compared with $1.39 in 2005, an increase of 11.5%.

Commenting on the Company’s fourth quarter results, Bruce A. Campbell, President and CEO, said, “The difficult market conditions that we began to experience in the third quarter continued to provide an even more challenging freight environment in the fourth quarter. Despite this soft environment, we managed to post an industry-leading 20.3% operating margin, and achieve quarterly revenue growth thanks in large part to the significant increase in our logistics revenue. Additionally, while we experienced a 2.3% weekly tonnage decline during the quarter, we continued to see our weekly shipment count rise by approximately 2%. Our results demonstrate once again that our model can produce results even in a difficult market.”

Commenting further, Mr. Campbell said,“While the airport-to-airport business is extremely important to us, as it always will be, as we enter 2007 we do so with an added emphasis on fully implementing our new strategic initiative appropriately named “Completing the Model.” After over a year of developing, testing and implementing new complementary services, specifically pick-up and delivery, truckload brokerage, value-added handling and airline road feeder services we have directed additional financial as well as human resources to each of these areas in order to accelerate their growth. We are confident that they will contribute to our future revenue growth and operating income.”

Rodney L. Bell, Senior Vice President and CFO, said, “The Company’s cash flows from operations were strong in the fourth quarter generating $14.3 million, and ended the year with a record $52.5 million continuing to demonstrate the strong cash flow characteristics of the Forward Air model.”

Board Appointments

Effective immediately following the May 2007 Annual Meeting of Shareholders, Bruce A. Campbell will assume the role of Chairman of the Board of the Company and will continue to serve as its Chief Executive Officer and President. Additionally, Richard W. Hanselman, currently Chairman of the Board, will assume a newly-created role of Lead Director.

Commenting on the appointment of Mr. Campbell, Richard Hanselman stated, “Bruce has been an integral part of Forward Air’s success for the past 16 years and I have had the distinct pleasure to have worked with him closely since I assumed the role of Chairman. During that time, he has demonstrated great leadership and vision in guiding the Company. Bruce has earned this new role and the Board has the utmost confidence in his ability to succeed. As part of this transition, I will assume a newly-created position of Lead Director which will coincide with Bruce’s ascension to the role of Chairman.”

Commenting on his appointment, Mr. Campbell stated, “I am honored to have been asked to assume this additional important role and look forward to working with Mr. Hanselman to successfully effect a smooth transition.”

Review of Financial Results

Forward Air will hold a conference call to discuss fourth quarter and fiscal year 2006 results on Tuesday, February 13, 2007 at 9:00 a.m. EST. The Company’s conference call will be available online at www.forwardair.com or by dialing 800-841-9385. A replay of the conference call will be available at www.forwardair.com beginning shortly after the completion of the live call.

About Forward Air

Forward Air is a high-service-level contractor to the air cargo industry providing time-definite ground transportation services through a network of 81 terminals located on or near major airports in the United States and Canada.  The Company provides these services as a cost-effective alternative to air transportation of cargo that must be delivered at a specific time but is relatively less time-sensitive than traditional air freight or when air transportation is not economical.

FORWARD AIR CORPORATION Condensed Statements of Income (Unaudited) (In thousands, except per share data)

	Three months ended		Year ended
	12/31/06	12/31/05	12/31/06	12/31/05
Operating revenue	$93,208	$89,072	$352,758	$320,934

Operating expenses:
Purchased transportation	41,212	37,919	146,721	132,912
Salaries, wages and employee benefits	18,941	18,781	74,448	68,086
Operating leases	3,839	3,327	14,458	13,486
Depreciation and amortization	2,400	2,310	8,934	8,947
Insurance and claims	1,220	1,339	5,967	5,202
Other operating expenses	6,711	6,801	26,834	24,864
Total operating expenses	74,323	70,477	277,362	253,497
Income from operations	18,885	18,595	75,396	67,437

Other income (expense):
Interest expense	(23)	(34)	(81)	(104)
Other, net	915	564	3,229	3,904
Total other income	892	530	3,148	3,800
Income before income taxes	19,777	19,125	78,544	71,237
Income taxes	7,608	6,928	29,621	26,328
Net income	$12,169	$12,197	$48,923	$44,909

Income per share:
Basic	$0.40	$0.39	$1.57	$1.41
Diluted	$0.40	$0.38	$1.55	$1.39

FORWARD AIR CORPORATION Condensed Consolidated Balance Sheets (In thousands, except share data)

	12/31/06	12/31/05
	(Unaudited)	Audited (a)
Assets
Current assets:
Cash	$8,231	$332
Short-term investments	61,650	79,000
Accounts receivable, less allowance of $860 in 2006 and $922 in 2005	48,486	45,763
Other current assets	9,196	11,639
Total current assets	127,563	136,734

Property and equipment	101,190	91,086
Less accumulated depreciation and amortization	47,875	43,864
Total property and equipment, net	53,315	47,222
Goodwill and other acquired intangibles:
Goodwill	15,588	15,588
Other acquired intangibles, net of accumulated amortization of $2,019 in 2006 and $744 in 2005	10,731	12,007
Total goodwill and other acquired intangibles	26,319	27,595
Other assets	5,817	1,049
Total assets	$213,014	$212,600

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,949	$12,640
Accrued expenses	12,415	11,782
Short-term debt	--	1,504
Current portion of capital lease obligations	40	38
Total current liabilities	20,404	25,964

Capital lease obligations, less current portion	796	837
Deferred income taxes	6,587	6,983

Shareholders’ equity:
Preferred stock	--	--
Common stock, $0.01 par value:
Authorized shares - 50,000,000
Issued and outstanding shares - 30,372,082 in 2006 and 31,360,842 in 2005	304	314
Additional paid-in capital	--	--
Accumulated other comprehensive income	--	--
Retained earnings	184,923	178,502
Total shareholders’ equity	185,227	178,816
Total liabilities and shareholders’ equity	$213,014	$212,600

(a)	Taken from audited financial statements, which are not presented in their entirety.

FORWARD AIR CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)
	Year ended
	12/31/06	12/31/05
Operating activities:
Net income	$48,923	$44,909
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,934	8,947
Non-cash charge for acceleration of vesting of stock options	--	1,300
Share-based compensation	1,307	--
Atlanta condemnation settlement gain	--	(1,428)
Other non-cash charges	--	274
Gain on sale of property and equipment	(42)	(728)
Provision for recovery on receivables	(223)	(121)
Provision for revenue adjustments	2,095	2,100
Deferred income taxes	(136)	(48)
Tax benefit of stock options exercised	(1,967)	5,074
Changes in operating assets and liabilities:
Accounts receivable	(6,516)	(7,438)
Prepaid expenses and other current assets	407	(850)
Accounts payable and accrued expenses	(4,058)	615
Income taxes	3,743	(1,374)
Net cash provided by operating activities	52,467	51,232

Investing activities:
Proceeds from disposal of property and equipment	3,665	2,804
Purchases of property and equipment	(15,454)	(22,077)
Deposits in escrow for construction of new terminals	(4,793)	--
Proceeds from sales or maturities of available-for-sale securities	229,330	229,865
Purchases of available-for-sale securities	(211,980)	(197,265)
Acquisition of business	--	(12,750)
Proceeds from Atlanta condemnation settlement/release of amounts held in escrow	--	2,765
Other	26	(242)
Net cash provided by investing activities	794	3,100

Financing activities:
Payments on line of credit	(1,504)	--
Borrowings under line of credit	--	1,504
Payments of capital lease obligations	(39)	(31)
Proceeds from exercise of stock options	4,362	5,938
Dividends	(8,694)	(7,668)
Cash paid for fractional shares in 3-for-2 stock split	--	(44)
Proceeds from common stock issued under employee stock purchase plan	268	294
Repurchase of common stock	(41,722)	(54,071)
Tax benefit of stock options exercised	1,967	--
Net cash used in financing activities	(45,362)	(54,078)
Net increase in cash	7,899	254
Cash at beginning of year	332	78
Cash at end of year	$8,231	$332

Important Information

This press release contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are statements other than historical information or statements of current condition and relate to future events or our future financial performance.  Some forward-looking statements may be identified by use of such terms as “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects” or “expects.”  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  The following is a list of factors, among others, that could cause actual results to differ materially from those contemplated by the forward-looking statements: economic factors such as recessions, inflation, higher interest rates and downturns in customer business cycles, our inability to maintain our historical growth rate because of a decreased volume of freight moving through our network or decreased average revenue per pound of freight moving through our network, increasing competition and pricing pressure, surplus inventories, loss of a major customer, the creditworthiness of our customers and their ability to pay for services rendered, our ability to secure terminal facilities in desirable locations at reasonable rates, the inability of our information systems to handle an increased volume of freight moving through our network, changes in fuel prices, claims for property damage, personal injuries or workers’ compensation, employment matters including rising health care costs, enforcement of and changes in governmental regulations, environmental and tax matters, the handling of hazardous materials, the availability and compensation of qualified independent owner-operators and freight handlers needed to serve our transportation needs and our inability to successfully integrate acquisitions.  As a result of the foregoing, no assurance can be given as to future financial condition, cash flows or results of operations. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:
Forward Air Corporation
Rodney L. Bell, 423-636-7000
rbell@forwardair.com